Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BEAM THERAPEUTICS INC. TREATS AS PRIVATE OR CONFIDENTIAL.

September 26, 2018

The Broad Institute,	Office of Technology
Inc. 415 Main Street	Development Harvard University
Cambridge, MA 02142	Richard A. and Susan F. Smith Campus
Attn: Chief Business	Center, Suite 727
Officer	1350 Massachusetts Avenue
Cambridge, Massachusetts 02138
Facsimile: [**]
Attn: Chief Technology Development Officer

Editas Medicine,
Inc. 11 Hurley
Street
Cambridge, MA 02141
Email: [**]
Attn: CFO
Copy to: [**]

Re: Certain Agreements Related to that certain License Agreement between Beam and Editas

Ladies and Gentlemen:

As you are aware, Beam Therapeutics Inc. (“Beam”) and Editas Medicine, Inc. (“Editas”) entered into a License Agreement as of May 9, 2018 (as may be amended from time to time in accordance with its terms, the “Beam-Editas Agreement”) under which Editas granted Beam a sublicense of some or all of the rights granted to Editas (a) by The Broad Institute, Inc. (“Broad”) and President and Fellows of Harvard College (“Harvard”) under the Amended and Restated Cas9-I License Agreement by and between Broad, Harvard and Editas dated as of December 16, 2016, as amended (as such may be amended from time to time in accordance with its terms, the “Cas9-I Agreement”), (b) by Broad under the Cas9-II License Agreement by and between Broad and Editas dated as of December 16, 2016 (as such may be amended from time to time in accordance with its terms, the “Cas9-II Agreement”) and (c) by Broad under the Cpf1 License Agreement by and between Broad and Editas dated as of December 16, 2016 (as such may be amended from time to time in accordance with its terms, the “Cpf1 License Agreement” and, collectively with the Cas9-I Agreement and Cas9-II Agreement, the “Editas In-Licenses”). Beam and Harvard are parties to that certain License Agreement dated as of June 27, 2017 (as such may be amended from time to time in accordance with its terms, the “Beam-Harvard Agreement”. An affiliate of Beam and Broad entered into a License Agreement as of May 9, 2018 (as such may be amended from time to time in accordance with its terms, the “Beam-Broad Agreement” and, together with the Beam-Harvard Agreement, the “Beam-Institution Agreements”). In consideration of the execution of the Beam-Editas Agreement and Beam’s agreement to exploit the technology to which it receives a sublicense under the Beam-Editas Agreement, Beam, Editas, Broad and Harvard (the “Parties” and each a “Party”) are entering into this letter agreement (the “Letter Agreement”) and, intending to be legally bound, hereby agree as follows:

(1)

Right to Further Sublicense under Cas9-I Agreement. Each of Broad and Harvard hereby agrees, pursuant to Section 2.5.2.6 of the Cas9-I Agreement, to the grant by Beam of further Sublicenses (as defined in the Cas9-I Agreement as of the date hereof) of the rights sublicensed to Beam pursuant to the Beam-Editas Agreement, subject to the other conditions of the Cas9-I Agreement, provided, that Beam complies with all requirements of Section 2.5.2 of the Cas9-I Agreement as if Beam were Editas and Beam’s sublicensee were a Sublicensee, including, without limitation, by (i) providing a fully- executed, unredacted copy of such sublicense to Editas, Broad and Harvard promptly following execution of such sublicense, (ii) including a [**], (iii) including a provision that the sublicensee agrees to the obligations applicable to a Sublicensee under the Cas9-I Agreement, including all such obligations under Section 2.5.2 thereof, (iv) naming the Institutions (as defined in the Cas9-I Agreement) and Editas as third party beneficiaries under any sublicense arrangement and (v) requiring Sublicensee to indemnify, defend and hold the Editas Indemnitees (as defined in the Beam-Editas Agreement) and each of the Indemnitees and HHMI Indemnitees (each as defined in the Cas9-I Agreement) harmless, and carry insurance, under the same terms, as set forth in Article 9 of the Cas9-I Agreement and Article 8 of the Beam-Editas Agreement.

(2)

Right to Further Sublicense under Other Editas In-Licenses. Broad hereby agrees, pursuant to Section 2.5.2.6 of the Cas9-II Agreement and Section 2.5.2.6 of the Cpf1 Agreement, to the grant by Beam of further Sublicenses (as defined in the Cas9-II Agreement or Cpf1 Agreement, as applicable) of the rights sublicensed to Beam pursuant to the Beam-Editas Agreement, subject to the other conditions of the Cas9-II Agreement or Cpf1 Agreement, as applicable, provided, that Beam complies with all requirements of Section 2.5.2 of the Cas9-II or Cpf1 Agreement, as applicable, as if Beam were Editas and Beam’s sublicensee were a Sublicensee, including, without limitation, by (i) providing a fully- executed, unredacted copy of such sublicense to Editas and Broad promptly following execution of such sublicense, (ii) including a [**], (iii) including a provision that the sublicensee agrees to the obligations applicable to a Sublicensee under the Cas9-II Agreement or the Cpf1 Agreement, as applicable, including all such obligations under Section 2.5.2 thereof, (iv) naming Editas and the Institutions (as defined in the Cas9-II Agreement or Cpf1 Agreement, as applicable) as third party beneficiaries under any sublicense arrangement and (v) requiring Sublicensee to indemnify, defend and hold Indemnitees (as defined in the Cas9-II Agreement or the Cpf1 Agreement, as applicable) and the Editas Indemnitees harmless, and carry insurance, under the same terms, as set forth in Article 9 of the Cas9-II Agreement or the Cpf1 Agreement, as applicable, and Article 8 of the Beam- Editas Agreement.

(3)

Sublicense/Sublicensee Clarification. For the avoidance of doubt, with respect to an Editas In-License and this Letter Agreement, as between the Institutions (as defined in such Editas In-License) on the one hand and Editas and Beam on the other, any third party to which Beam, pursuant to the Beam-Editas Agreement, grants further sublicenses of the rights granted to Editas under such Editas In-License shall be considered a Sublicensee of Editas and the agreements pursuant to which such further sublicenses are granted shall be considered Sublicenses of Editas, in each case under such Editas In-License(s) for all purposes thereunder. Solely as between Editas and Beam, (i) Editas and Beam may allocate responsibility therefor amongst Editas and Beam and (ii) Editas and Beam hereby agree that Beam shall assume full responsibility, and shall remain primarily liable, for causing the performance of all obligations of each Sublicensee to which it grants a sublicense in accordance with the terms of Section 2.4 of the Beam-Editas Agreement. For avoidance of doubt, with respect to an Editas In-License, any payments or other consideration paid or transferred to Beam by a sublicensee of Beam under a further sublicense of the rights granted to Editas under such Editas In-License shall not be considered Sublicense Income (as defined in such Editas In-License) for purposes of the applicable Editas In- License(s) or result in any amounts owed to Broad or Harvard by Beam or Editas under such Editas In- License solely as a result of such payment to Beam by a sublicensee of Beam. For further clarity, and notwithstanding the terms above, Editas’s obligations under the Editas In-Licenses to make payments to the Institutions in relation to any Sublicense Income (as defined in the applicable Editas In-License) received by Editas shall not be abrogated by any of the terms of this Letter Agreement, and the obligations of Beam under the Beam-Institution Agreements to make payments to any Institution in relation to any sublicense income derived under any sublicense of rights granted in any Beam- Institution Agreement shall not be abrogated by any of the terms of this Letter Agreement.

(4)	Royalty Offsets Under Editas In-Licenses.
a.

It is the intention of all the Parties to this Letter Agreement that the “anti-stacking” provision of each of the Editas In-Licenses will, in addition to permitting the offset of certain portions of third party royalties paid by Editas as described in the applicable Editas In-License against Royalties (as defined in the applicable Editas In-License) owed to Harvard and/or Broad, as applicable, permit the offset against such Royalties owed by Editas to the relevant licensor based on Net Sales (as defined in the applicable Editas In-License) of Beam or any of its controlled Affiliates (as defined in the Beam-Editas Agreement) of a portion of payments of third party royalties made by Beam to a third party (as outlined below) on net sales of Licensed Products or Enabled Products (each as defined in the applicable Editas In-License) for a license under or the use of patent rights held by such third party that Cover (as defined in the applicable Editas In-License) such Licensed Products or Enabled Products and that are [**] for the commercialization of such Licensed Products or Enabled Products. As a result of this ability to offset third party royalties paid by Beam against royalties owed by Editas under the Editas In-Licenses, the amount of royalties based on the Institutional Royalty Rate (as defined in the Beam-Editas Agreement) owed by Beam to Editas under the Beam-Editas Agreement may be reduced solely to the extent permitted pursuant to the terms of this Letter Agreement and, for purposes of clarity, in no event shall the amount of royalties based on the Institutional Royalty Rate be reduced to an amount less than what is owed by Editas to the Institutions under any of the Editas In-Licenses or to the General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”) under any license agreement by and between Editas and MGH.

b.

To effect such intention, with respect to each Editas In-License, Broad and, with respect to the Cas9-I Agreement, Harvard, hereby agree that, notwithstanding anything to the contrary in Section 4.5.2.2 of the Cas9-I Agreement and Cas9-II Agreement or Section 4.4.2.2 of the Cpf1 Agreement, on a product-by-product basis and solely with respect to Licensed Products or Enabled Products sold by or on behalf of Beam or any of its controlled Affiliates (as defined in the Beam-Editas Agreement) and subject to clause c. below, any portion of payments of running royalties made by Beam or any of its controlled Affiliates (as defined in the Beam- Editas Agreement) to a third party other than Editas, Harvard or Broad (an “Other Party”) that would be, if paid by Editas, creditable against Royalties payable by Editas under such Editas In-License pursuant to Section 4.5.2.2 of the Cas9-I Agreement and Cas9-II Agreement and Section 4.4.2.2 of the Cpf1 Agreement, as the case may be, shall be deemed, under the relevant provisions of Editas In-License(s), as payments made by Editas for the purposes of determining the permitted offsets to

Royalties owed by Editas to the Institutions in connection with the Beam-Editas Agreement, subject to the limitations in Section 4.5.2 of the Cas9-I Agreement and the Cas9-II Agreement and Section 4.4.2 of the Cpf1 Agreement.

c.

Notwithstanding the foregoing, or anything to the contrary in Section 4.4.4. of the Beam-Broad Agreement or Section 4.4.3 of the Beam-Harvard Agreement, where a portion of payments of running royalties made by Beam to an Other Party would be eligible for offset under more than one of the Beam-Editas Agreement, the Beam-Harvard Agreement or the Beam-Broad Agreement, the total offset that Beam may take under each such applicable agreement may not exceed the total of such amount eligible for offset under such applicable Other Party license (e.g., [**]% of such running royalties payable under such Other Party license) in the applicable reporting period, and shall be applied to the offset under all of the applicable Beam Institution Agreements and Beam-Editas Agreement, on a proportional basis based on the applicable royalty rate under each such agreement. For example, if a payment under an Other Party license was eligible for offset under the Beam-Editas Agreement and the Beam-Harvard Agreement, but not the Beam-Broad Agreement, and if the applicable royalty rate under the Beam-Editas Agreement was [**]% the applicable royalty rate under the Beam-Harvard Agreement of [**]%, such offset based on such eligible payments under the Beam-Editas Agreement shall be allocated double to what is allocated to the Beam-Harvard Agreement, and will not be allocated to the Beam-Broad Agreement.

d.

Beam hereby agrees (i) that the Beam-Editas Agreement is excluded from the applicability of the royalty offset provisions under each of the Beam-Institution Agreements, and that any amounts due under the Beam-Editas Agreement are not eligible for offset of the royalties owed under either of the Beam-Institution Agreements; and (ii) that each of the Beam Institution Agreements are excluded from the applicability of the royalty offset provisions under each of the other Beam-Institution Agreements and the Beam-Editas Agreement.

(5)

Termination for Patent Challenge. Each of Broad and Harvard hereby agree that, in the event of a Patent Challenge (as defined in the applicable Editas In-License(s) to which such is a party) by a sublicensee of Beam with respect to rights granted to Beam pursuant to the Beam-Editas Agreement, if Beam terminates its sublicense with such challenging sublicensee within [**] from the date of notice by Broad or Harvard, as applicable, to Editas and to Beam that Broad or Harvard, as applicable, intend to terminate the applicable Editas In-License or the rights sublicensed to Beam thereunder, either directly or indirectly (e.g. through the termination of the relevant Editas In-License), due to the relevant Patent Challenge, the Beam-Editas Agreement (or the rights sublicensed to Beam thereunder) and the Editas In-Licenses will no longer be subject to termination as a result of the relevant Patent Challenge.

(6)

Confidentiality. The terms of this Letter Agreement shall be deemed the Confidential Information of each Party under the Editas In-Licenses to which such Party is party, if applicable. In addition, the terms of this Letter Agreement shall be deemed the Confidential Information of each of Editas and Beam under the Editas-Beam Agreement.

(7)	Amendment. This Letter Agreement may not be amended without the written agreement of each Party.

(8)

Term. This Letter Agreement shall terminate in its entirety upon the termination or expiration of the Beam-Editas Agreement and in part with respect to a given Editas In-License or Beam-Institution Agreement upon the termination or expiration of such Editas In-License or Beam-Institution Agreement, provided that, any payment obligations of Beam that have accrued under Beam-Editas Agreement and this Letter Agreement as of the termination thereof and Sections 3 and 4 of this Letter Agreement hereof shall survive such termination.

(9)

Notices. Unless otherwise specifically provided, all notices required or permitted by this Letter Agreement shall be in writing and may be delivered personally, or may be sent by expedited delivery or certified mail, return receipt requested, to the Parties’ addresses set forth above, unless the Parties are subsequently notified of any change of address by a Party in writing. Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by certified mail, as evidenced by the return receipt.

(10)

Governing Law and Jurisdiction. This Letter Agreement shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be  brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party. Notwithstanding the foregoing, each of Editas, Broad and Harvard, and any applicable Institution under an Editas In-License, may enforce their rights under any Sublicense, including under the Editas-Beam Agreement, in accordance with the terms of such Sublicense, and seek any preliminary equitable relief, in each case in any court of competent jurisdiction.

(11)	Binding Effect. This Letter Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
(12)

Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Letter Agreement. The word “including” shall be read to have the non-limiting construction of the phrase “including, without limitation”).

(13)	Counterparts. The Parties may execute this Letter Agreement in two or more counterparts (including by .pdf electronic copy), each of which shall be deemed an original.
(14)

Assignment. This Letter Agreement may not be assigned by Beam, whether by operation of law or otherwise, without the consent of each of the other Parties except that Beam may assign or transfer this Letter Agreement without the consent of any Party to a party to which it has assigned the Editas-Beam Agreement, provided, that Beam shall remain liable for the performance by such assignee of all of Beam’s financial obligations hereunder. This Letter Agreement may not be assigned by Editas, whether by operation of law or otherwise, without the consent of the other Parties except that Editas may, and shall, assign or transfer this Letter Agreement to a party to which it has assigned both an Editas In- License in accordance with the terms thereof and the Beam-Editas Agreement (to the extent it relates to the assigned Editas In-License). This Letter Agreement may not be assigned by Harvard or Broad except that (a) Harvard may, and shall, assign or transfer this Letter Agreement to a party to whom it has assigned the Cas9-1 Agreement and (b) Broad may, and shall, assign or transfer this Letter Agreement to a party to whom it has assigned an Editas In-License; provided that such assignment of this Letter Agreement shall solely be to the extent this Letter Agreement relates to the assigned Editas In-License. Any assignment of this Letter Agreement, in whole or in part, by a Party shall be promptly notified by the assigning Party to the other Parties. Any assignee of this Letter Agreement shall agree in writing to be bound by the terms of this Letter Agreement. Any attempted assignment in contravention of this Section 14 shall be null and void.

(15)

Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Letter Agreement shall not be affected.

(16)

Agreement. To indicate your agreement with the foregoing, please execute and return a signed copy of this Letter Agreement whereupon this Letter Agreement shall be effective as of the date first written above.

Regards,

BEAM THERAPEUTICS INC.

By:	/s/ John Evans

Title:	CEO

Agreed and Acknowledged by:

THE BROAD INSTITUTE, INC.

By:	/s/ Issi Rozen
Title:	Chief Business Officer
The Broad Institute, Inc.

Agreed and Acknowledged by:

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

By:	/s/ Isaac T. Kolberg

Name:	Isaac T. Kolberg
Title:	Senior Associate Provost, Chief Technology Development Officer
Office of Technology Development
Harvard University

EDITAS MEDICINE, INC.

By:	/s/ Andrew Hack

Name:	Andrew Hack
Title:	CFO